                      FIRST AMENDMENT TO PURCHASE AGREEMENT


     This First Amendment to Purchase Agreement (the "Amendment") is entered into effective as of March 6, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); P. Joseph Iron & Metal, Inc., an Ohio corporation (the "Company") and the sole general partner of Reserve Iron & Metal Limited Partnership, a Delaware limited partnership ("Reserve"); and Paul D. Joseph, Steven C. Joseph and Scott H. Joseph who constitute all of the shareholders of the Company (together the "Shareholders"). Certain other capitalized terms used herein are defined in that certain purchase agreement dated as of January 17, 1997, by and among the parties hereto (the "Agreement") or elsewhere throughout this Amendment.

                                    RECITALS:

     A.   The parties have previously entered into the Agreement.

     B. SECTION 11.1 of the Agreement gives MTLM the right to terminate the Agreement in the event MTLM does not enter into a definitive agreement with BancBoston Ventures Inc. for the purchase of its Class B Units of Reserve.

     C. BancBoston Ventures Inc. has refused to enter into such definitive agreement upon the terms and conditions initially proposed by MTLM and has objected to certain of the terms and conditions set forth in the Agreement.

     D. As a result, in order to complete the Transaction, the parties hereto believe it is in their mutual best interests to enter into this Amendment and thereby modify certain of the terms and conditions of the Agreement.

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



                               TERMS OF AMENDMENT

     In consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

      1. SECTION 1.2 of the Agreement is hereby amended by deleting in line three the reference to "7%" and substituting in its place "8-1/2%".

      2. SECTION 1.2 of the Agreement is hereby amended by deleting the second sentence and substituting in its place the following: "All principal and accrued interest shall be due and payable one year subsequent to the Closing Date."

      3. SECTION 1.3 of the Agreement is hereby amended by deleting in line two the reference to "five business days" and substituting in its place "three business days".

      4. Section 1.4(b) of the Agreement is hereby amended in its entirety, such that after amendment it reads as follows:

               "(b) If an audit examination of any federal or state tax returns of either the Company or Reserve (a "Return") results in any adjustment, the effect of which is to impose any additional income taxes on the Shareholders (including interest and penalties) (the "Additional Tax Payments"), and provided the Closing has occurred, MTLM agrees to pay the Shareholders as an adjustment to the Purchase Price, an amount equal to the net tax effect on the Shareholders after decreasing the Additional Tax Payments by the amount of any decrease in income taxes which will be due the Shareholders as a result of any related adjustment to a Return (the "Net Additional Tax Payments") within fifteen (15) days after the conclusion of the earlier of either the final determination of such adjustments or the agreement to such adjustment by the Company or Reserve, as the case may be. Anything herein to the

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

     contrary notwithstanding, MTLM shall not be responsible to pay any Net Additional Tax Payments in the event: (i) any Shareholder had knowledge that any item set forth on a Return that was adjusted in any audit examination for which an Additional Tax Payment is claimed was inaccurate; (ii) any adjustment in an audit examination of a Return is based on any facts or circumstances which, had they been known by MTLM prior to the expiration of any survival period for any representation or warranty made by the Shareholders in this Agreement, would allow MTLM to make a claim for Indemnifiable Damages (without regard to the limitation thereon as set forth in SECTION 8.1(e)); or (iii) the Shareholders fail to reasonably cooperate with Reserve or the Company with regard to any audit, appeal or final adjudication."

      5. SECTION 3.2 of the Agreement is hereby amended by adding to the beginning of the first and second sentences of that section the following:
"Subject to the rights of BancBoston Ventures Inc. under the Partnership Agreement," and by changing the next word in each such sentence from "The" to "the".

      6. SECTION 3.3 of the Agreement is hereby amended by adding to the beginning of that section the following: "Subject to the rights of BancBoston Ventures Inc. under the Partnership Agreement," and by changing the next word in such sentence from "This" to "this".

      7. SECTION 5.13 of the Agreement is hereby amended by deleting from that section the last sentence in its entirety and substituting in its place the following: "Anything herein to the contrary notwithstanding, MTLM's obligation to provide the Notice and the Shareholder's rights hereunder (including their right to continue negotiations with respect to a Sale Transaction to which a Notice has been sent) shall be terminated and of no further force and effect from and after the last to occur of (x) the date that the closing price of the Common Stock on the Nasdaq Stock Market (or


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such other public market upon which the Common Stock is then traded) has reached Nine and No/100 Dollars ($9.00) per share (subject to appropriate adjustments for stock splits, stock dividends and other corporate actions) or higher on at least one trading day following the date hereof; and (y) payment of all amounts due on the Purchase Price Note, whether to the holder thereof and/or into the escrow account in the manner set forth in SECTION 8.4."

      8. SECTION 6.11(f) of the Agreement is hereby amended by relettering it as SECTION 6.11(h) and by adding to the end of that section the following:
"including but not limited to those items set forth on SCHEDULE 11.1".

      9. SECTION 6.11 of the Agreement is hereby amended by adding the following subjections:

          "(f) a release of any claims the Company, Reserve and the Shareholders have or may have against BancBoston Ventures Inc. arising from any act or failure to act prior to the Closing, in a form reasonably satisfactory to BancBoston Ventures Inc. legal counsel, duly executed by the Company, Reserve and the Shareholders;"

          "(g) the reports required to be delivered by the Company to its limited partners pursuant to Section 9.4(a) of the Partnership Agreement for the fiscal year ending December 31, 1996;"

     10. SECTION 8.2(d) of the Agreement is hereby amended by adding to the end of that section the following: "If MTLM does not pay the amount of the claim for Shareholder Indemnifiable Damages within 10 days, then the Shareholders may take any action or exercise any remedy available to them by appropriate legal proceedings to collect the Shareholders Indemnifiable Damages.

     11. SECTION 8.2(e) of the Agreement is hereby amended by inserting in line three of that section after the word "Shareholders", the following: "(other than a claim arising under SECTION 1.2)".

     12. SECTION 8.4 of the Agreement is hereby amended by deleting from that section the second sentence in its entirety and substituting in its place the following: "On the due date of the Purchase Price Note, MTLM shall pay an amount equal to any such damages claimed by MTLM (not to exceed, in the aggregate, the unpaid balance of the Purchase Price Note) into an escrow account pursuant to the terms and conditions of an escrow agreement in the form of Exhibit "F" attached hereto at Closing by MTLM and the Shareholders."

     13. SECTION 11.1 is hereby amended by adding the following subsection and by relettering SECTION 11.1(g) as SECTION 11.1(h):

               "(g) at any time prior to the Closing Date, by MTLM if it, in its sole discretion, is not satisfied with the results of its due diligence investigation of GEORGE ABBOUD
          V. RESERVE IRON & METAL L.P. AND P. JOSEPH IRON & METAL,
          INC."

     14. SECTION 11.1(h) is hereby amended by deleting the reference to "March 31, 1997" and substituting in its place "April 30, 1997" and by deleting the reference to "SECTION 11.1(g)" and substituting in its place "SECTION 11.1(h)".

     15. The Agreement is hereby amended by deleting in its entirety the Purchase Price Note in the form attached to the Agreement as "Exhibit A" and substituting in its place the Purchase Price Note in the form attached hereto as "Exhibit A".

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

     16. The Agreement is hereby amended by deleting in its entirety the Stock Pledge and Security Agreement in the form attached to the Agreement as "Exhibit B" and substituting in its place the Stock Pledge and Security Agreement in the form attached hereto as "Exhibit B."

     17. The Agreement is hereby amended by deleting in their entirety the employment agreements of Paul D. Joseph, Steven C. Joseph and Scott H. Joseph in the form attached to the Agreement as Exhibits "C", "D" and "E", respectively, and substituting in their place the employment agreements attached hereto as Exhibits "C", "D" and "E".

     18. All other terms, conditions and provisions set forth in the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                   METAL MANAGEMENT, INC., A DELAWARE
                                   CORPORATION



Date:  March  6, 1997              By:    /s/ T. Benjamin Jennings
      -----------------------            ---------------------------------
                                   Name:  T. Benjamin Jennings
                                         ---------------------------------
                                   Title: Chairman of the Board
                                         ---------------------------------


                                   P. JOSEPH IRON & METAL, INC.
                                   AN OHIO CORPORATION



Date:  March 6, 1997               By:   /s/ Paul D. Joseph
      ----------------------            ----------------------------------
                                   Name:  Paul  D. Joseph
                                        -----------------------------------
                                   Title: President/CEO
                                         ----------------------------------

                       [SIGNATURES CONTINUED ON NEXT PAGE]

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


                                   RESERVE IRON & METAL LIMITED PARTNERSHIP,
                                   A DELAWARE LIMITED PARTNERSHIP

                                   BY:  P. JOSEPH IRON & METAL, INC.,
                                            ITS SOLE GENERAL PARTNER,


Date:  March 6, 1997               By:   /s/ Paul D. Joseph
      -----------------------            ----------------------------------
                                   Name: Paul D. Joseph
                                         ----------------------------------
                                   Title:  CEO
                                          ---------------------------------


Date:  March 6, 1997               /s/ Paul D. Joseph
      ------------------------     ---------------------------------------
                                   PAUL D. JOSEPH


Date:  March 6, 1997               /s/ Steven C. Joseph
      ------------------------     ---------------------------------------
                                   STEVEN C. JOSEPH

Date:  March 6, 1997               /s/ Scott H. Joseph
      --------------------------   ---------------------------------------
                                   SCOTT H. JOSEPH


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